PRICING SUPPLEMENT NO. 1969BK Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated March 7, 2014 Deutsche Bank AG Trigger Phoenix Autocallable Optimization Securities
$7,319,360 Deutsche Bank AG Securities Linked to the Common Stock of Microsoft Corporation due March 13, 2019
$1,287,200 Deutsche Bank AG Securities Linked to the Common Stock of NetApp, Inc. due March 13, 2019
$9,249,300 Deutsche Bank AG Securities Linked to the American Depositary Shares of Vodafone Group Public Limited Company due March 13, 2019
Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock or American depositary shares of a specific company described herein (each, an “Underlying”). If the Closing Price of the Underlying on the applicable monthly Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you a monthly contingent coupon (a “Contingent Coupon”).  Otherwise, no coupon will be accrued or payable with respect to that Observation Date. Deutsche Bank AG will not automatically call the Securities for the first year. However, if the Closing Price of the Underlying on any Observation Date after the first year (starting from the twelfth Observation Date and ending on the Final Valuation Date) is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Securities and pay you your initial investment plus the applicable Contingent Coupon for that Observation Date and no further amounts will be owed to you.  If the Securities are not automatically called and the Final Price is not less than the Trigger Price (which is the same price as the applicable Coupon Barrier), at maturity Deutsche Bank AG will pay you an amount equal to your initial investment, plus the applicable Contingent Coupon for the final month. However, if the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you less than your initial investment resulting in a loss of 1.00% of your initial investment for every 1.00% decline in the Final Price as compared to the Initial Price. Under these circumstances you will lose a significant portion, and could lose all, of your initial investment. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates
❑   Contingent Coupon — If the Closing Price of the Underlying on the applicable monthly Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you a monthly Contingent Coupon. Otherwise, no coupon will be payable with respect to that Observation Date.

❑   Automatically Callable — Deutsche Bank AG will not automatically call the Securities for the first year. However, if the Closing Price of the Underlying on any Observation Date after the first year (starting from the twelfth Observation Date and ending on the Final Valuation Date) is greater than or equal to the Initial Price, we will automatically call the Securities and pay you your initial investment plus the applicable Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not called, investors may have downside market exposure to the Underlying at maturity, subject to any contingent repayment of your initial investment.

❑   Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If you hold the Securities to maturity and the Final Price is not less than the Trigger Price (or Coupon Barrier), we will pay you your initial investment at maturity, plus the applicable Contingent Coupon for the final month. If the Final Price is less than the Trigger Price, however, Deutsche Bank AG will repay less than your initial investment, resulting in a loss of your initial investment that is proportionate to the decline in the Final Price as compared to the Initial Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

	Trade Date Settlement Date Observation Dates1 Final Valuation Date1 Maturity Date1	March 7, 2014 March 12, 2014 Monthly (callable after 1 year) March 7, 2019 March 13, 2019
1See page 4 for additional details.
NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering three separate Trigger Phoenix Autocallable Optimization Securities (each, a “Security”).  Each Security is linked to the performance of either the common stock or American depositary shares of a different company, and each has its own Contingent Coupon Rate and Initial Price, and has a different Trigger Price and Coupon Barrier. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof.
Underlying	Contingent Coupon Rate	Initial Price	Trigger Price	Coupon Barrier	CUSIP/ ISIN
Common stock of Microsoft Corporation (Ticker: MSFT)	7.00% per annum	$37.90	$26.53, equal to 70.00% of the Initial Price	$26.53, equal to 70.00% of the Initial Price	25155P278 / US25155P2781
Common stock of NetApp, Inc. (Ticker: NTAP)	8.00% per annum	$37.90	$25.35, equal to 66.89% of the Initial Price	$25.35, equal to 66.89% of the Initial Price	25155P260 / US25155P2609
American depositary shares of Vodafone Group Public Limited Company (Ticker: VOD)	8.00% per annum	$39.93	$27.95, equal to 70.00% of the Initial Price	$27.95, equal to 70.00% of the Initial Price	25155P252 / US25155P2526
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and this pricing supplement.
For the Securities linked to the common stock of Microsoft Corporation, the Issuer’s estimated value of the Securities on the Trade Date is $9.720 per $10.00 Face Amount of Securities.  For the Securities linked to the common stock of NetApp, Inc., the Issuer’s estimated value of the Securities on the Trade Date is $9.648 per $10.00 Face Amount of Securities.  For the Securities linked to the American depositary shares of Vodafone Group Public Limited Company, the Issuer’s estimated value of the Securities on the Trade Date is $9.510 per $10.00 Face Amount of Securities. The Issuer’s estimated value of each Security is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement and product supplement BK. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Microsoft Corporation	$7,319,360.00	$10.00	$182,984.00	$0.25	$7,136,376.00	$9.75
Securities linked to the common stock of NetApp, Inc.	$1,287,200.00	$10.00	$32,180.00	$0.25	$1,255,020.00	$9.75
Securities linked to the American depositary shares of Vodafone Group Public Limited Company	$9,249,300.00	$10.00	$231,232.50	$0.25	$9,018,067.50	$9.75
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$17,855,860.00	$2,299.83

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately eight months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this pricing supplement, together with product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BK dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Trigger Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 7 of this pricing supplement and “Risk Factors” on page 9 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate the loss of some or all of your investment and are willing to make an investment in which you could have the same downside market risk as an investment in the Underlying.

♦    You believe the Closing Price of the Underlying will be greater than or equal to the Coupon Barrier on the applicable Observation Dates, including the Final Valuation Date.

♦    You are willing to make an investment whose return is limited to the applicable Contingent Coupons, regardless of any potential appreciation of the Underlying, which could be significant.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦     You are willing to invest in the Securities based on the applicable Contingent Coupon Rate specified on the cover of this pricing supplement.

♦    You are willing to invest in the Securities based on the Trigger Price and Coupon Barrier specified on the cover of this pricing supplement.

♦    You do not seek guaranteed current income from this investment and are willing to forgo any dividends paid on the Underlying.

♦   You are willing and able to hold Securities that will be called on any Observation Date after the first year on which the Closing Price of the Underlying is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, and are not seeking an investment for which there will be an active secondary market.

♦   You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any payment of Contingent Coupon, any payment of your initial investment at maturity or any payment upon an earlier automatic call.

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You cannot tolerate the loss of a substantial portion or all of your investment and you are not willing to make an investment in which you could have the same downside market risk as an investment in the Underlying.

♦    You require an investment designed to provide a full return of your initial investment at maturity.

♦    You believe the Securities will not be called and the Closing Price of the Underlying will be less than the Coupon Barrier on the specified Observation Dates and less than the Trigger Price on the Final Valuation Date.

♦    You seek an investment that participates in the full appreciation in the price of the Underlying or that has unlimited return potential.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦    You are unwilling to invest in the Securities based on the applicable Contingent Coupon Rate specified on the cover of this pricing supplement.

♦    You are unwilling to invest in the Securities based on the Trigger Price and Coupon Barrier specified on the cover of this pricing supplement.

♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦    You seek guaranteed current income from this investment or you prefer to receive any dividends paid on the Underlying.

♦    You are unwilling or unable to hold Securities that will be called on any Observation Date after the first year on which the Closing Price of the Underlying is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, and seek an investment for which there will be an active secondary market.

♦    You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment of Contingent Coupon, any payment of your initial investment at maturity or any payment upon an earlier automatic call.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security (subject to a minimum purchase of 100 Securities, or $1,000)
Face Amount	$10.00
Term	Approximately 5 years, subject to an earlier automatic call
Trade Date	March 7, 2014
Settlement Date	March 12, 2014
Final Valuation Date1	March 7, 2019
Maturity Date1, 2	March 13, 2019
Underlyings	Common stock of Microsoft Corporation (Ticker: MSFT)
Common stock of NetApp, Inc. (Ticker: NTAP)
American depositary shares of Vodafone Group Public Limited Company (Ticker: VOD)
Call Feature	The Securities will not be automatically called during the first year following the Trade Date.

After the first year, the Securities will be automatically called if the Closing Price of the relevant Underlying on any Observation Date (starting from the twelfth Observation Date, which we refer to as the “First Autocall Observation Date,” and ending on the Final Valuation Date) is greater than or equal to the Initial Price. If the Securities are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment equal to $10.00 per $10.00 Face Amount of Securities plus the applicable Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Observation Dates1	Monthly, on the dates set forth in the table on page 5 of this pricing supplement
Call Settlement Dates2	Two business days following the relevant Observation Date, except that the Call Settlement Date for the final Observation Date will be the Maturity Date.
Contingent Coupon
If the Closing Price of the Underlying on any Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the relevant Contingent Coupon per $10.00 Face Amount of Securities applicable to such Observation Date on the related Coupon Payment Date.

If the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier, the relevant Contingent Coupon applicable to such Observation Date will not be accrued or payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon for each Underlying will be a fixed amount based upon equal monthly installments at the Contingent Coupon Rate for such Underlying set forth below. For each Observation Date, the Contingent Coupon for the Securities that would be payable for such Observation Date on which the Closing Price of the Underlying is greater than or equal to the applicable Coupon Barrier is set forth below under “Contingent Coupon payments.”

Contingent Coupon payments on the Securities are not guaranteed. Deutsche Bank AG will not pay you the Contingent Coupon for any Observation Date on which the Closing Price of the Underlying is less than the Coupon Barrier.

Contingent Coupon Rate	For the Securities linked to the common stock of Microsoft Corporation, 7.00% per annum.
For the Securities linked to the common stock of NetApp, Inc., 8.00% per annum.
For the Securities linked to the American depositary shares of Vodafone Group Public Limited Company, 8.00% per annum.
Contingent Coupon payments	For the Securities linked to the common stock of Microsoft Corporation, $0.0583 per $10.00 Face Amount of Securities.
For the Securities linked to the common stock of NetApp, Inc., $0.0667 per $10.00 Face Amount of Securities.
For the Securities linked to the American depositary shares of Vodafone Group Public Limited Company, $0.0667 per $10.00 Face Amount of Securities.
Contingent Coupon Rate	For the Securities linked to the common stock of Microsoft Corporation, 7.00% per annum.
For the Securities linked to the common stock of NetApp, Inc., 8.00% per annum.
For the Securities linked to the American depositary shares of Vodafone Group Public Limited Company, 8.00% per annum.
Contingent Coupon payments	For the Securities linked to the common stock of Microsoft Corporation, $0.0583 per $10.00 Face Amount of Securities.
For the Securities linked to the common stock of NetApp, Inc., $0.0667 per $10.00 Face Amount of Securities.
For the Securities linked to the American depositary shares of Vodafone Group Public Limited Company, $0.0667 per $10.00 Face Amount of Securities.
Coupon Payment Dates2	Two business days following the relevant Observation Date, except that the Coupon Payment Date for the final Observation Date will be the Maturity Date.
Payment at Maturity (per $10.00 Face Amount of Securities)
If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price and Coupon Barrier, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount of Securities plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than $10.00 per $10.00 Face Amount of Securities equal to:

$10.00 + ($10.00 x Underlying Return)
Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Return.
Underlying Return	For each Security:
Final Price – Initial Price
Initial Price
Trigger Price	For the Securities linked to the common stock of Microsoft Corporation, $26.53, equal to 70.00% of the Initial Price.
For the Securities linked to the common stock of NetApp, Inc., $25.35, equal to 66.89% of the Initial Price.
For the Securities linked to the American depositary shares of Vodafone Group Public Limited Company, $27.95, equal to 70.00% of the Initial Price.
Coupon Barrier	For the Securities linked to the common stock of Microsoft Corporation, $26.53, equal to 70.00% of the Initial Price.
For the Securities linked to the common stock of NetApp, Inc., $25.35, equal to 66.89% of the Initial Price.
For the Securities linked to the American depositary shares of Vodafone Group Public Limited Company, $27.95, equal to 70.00% of the Initial Price.
Closing Price
On any trading day, the last reported sale price of one share of the relevant Underlying on the relevant exchange multiplied by the then-current relevant Stock Adjustment Factor, as determined by the calculation agent.

Initial Price	The Closing Price of the relevant Underlying on the Trade Date.
For the Securities linked to the common stock of Microsoft Corporation, $37.90.
For the Securities linked to the common stock of NetApp, Inc., $37.90.
For the Securities linked to the American depositary shares of Vodafone Group Public Limited Company, $39.93.
Final Price	The Closing Price of the relevant Underlying on the Final Valuation Date.
Stock Adjustment Factor
Initially 1.0 for each Underlying, subject to adjustment for certain actions affecting each Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT OF CONTINGENT COUPON, ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY PAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates	Expected Coupon Payment Dates/ Call Settlement Dates
April 7, 2014*	April 9, 2014*
May 7, 2014*	May 9, 2014*
June 9, 2014*	June 11, 2014*
July 7, 2014*	July 9, 2014*
August 7, 2014*	August 11, 2014*
September 8, 2014*	September 10, 2014*
October 7, 2014*	October 9, 2014*
November 7, 2014*	November 12, 2014*
December 8, 2014*	December 10, 2014*
January 7, 2015*	January 9, 2015*
February 9, 2015*	February 11, 2015*
March 9, 2015	March 11, 2015
April 7, 2015	April 9, 2015
May 7, 2015	May 11, 2015
June 8, 2015	June 10, 2015
July 7, 2015	July 9, 2015
August 7, 2015	August 11, 2015
September 8, 2015	September 10, 2015
October 7, 2015	October 9, 2015
November 9, 2015	November 12, 2015
December 7, 2015	December 9, 2015
January 7, 2016	January 11, 2016
February 8, 2016	February 10, 2016
March 7, 2016	March 9, 2016
April 7, 2016	April 11, 2016
May 9, 2016	May 11, 2016
June 7, 2016	June 9, 2016
July 7, 2016	July 11, 2016
August 8, 2016	August 10, 2016
September 7, 2016	September 9, 2016
October 7, 2016	October 12, 2016
November 7, 2016	November 9, 2016
December 7, 2016	December 9, 2016
January 9, 2017	January 11, 2017
February 7, 2017	February 9, 2017
March 7, 2017	March 9, 2017
April 7, 2017	April 11, 2017
May 8, 2017	May 10, 2017
June 7, 2017	June 9, 2017
July 7, 2017	July 11, 2017
August 7, 2017	August 9, 2017
September 7, 2017	September 11, 2017
October 10, 2017	October 12, 2017
November 7, 2017	November 9, 2017
December 7, 2017	December 11, 2017
January 8, 2018	January 10, 2018
February 7, 2018	February 9, 2018
March 7, 2018	March 9, 2018
April 9, 2018	April 11, 2018
May 7, 2018	May 9, 2018
June 7, 2018	June 11, 2018
July 9, 2018	July 11, 2018
August 7, 2018	August 9, 2018
September 7, 2018	September 11, 2018
October 9, 2018	October 11, 2018
November 7, 2018	November 9, 2018
December 7, 2018	December 11, 2018
January 7, 2019	January 9, 2019
February 7, 2019	February 11, 2019
March 7, 2019	March 13, 2019
*The Securities will not be automatically called until any Observation Date starting from March 9, 2015 (the First Autocall Observation Date). The expected Call Settlement Date for the First Autocall Observation Date is March 11, 2015.

Investment Timeline

Trade Date:	The Closing Price of the Underlying (Initial Price) is observed and the Trigger Price and Coupon Barrier are determined.

Monthly (callable after 1 year)
If the Closing Price of the relevant Underlying on any Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the relevant Contingent Coupon per $10.00 Face Amount of Securities applicable to such Observation Date on the related Coupon Payment Date.

The Securities will be automatically called if the Closing Price of the relevant Underlying on any Observation Date after the first year is greater than or equal to the Initial Price. If the Securities are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment equal to $10.00 per $10.00 Face Amount of Securities plus the applicable Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature.

Maturity Date:
The Final Price and Underlying Return will be determined on the Final Valuation Date.

If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price and Coupon Barrier, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount of Securities plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than $10.00 per $10.00 Face Amount of Securities equal to:

$10.00 + ($10.00 x Underlying Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Return.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

2
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed and in the event that an Observation Date other than the Final Valuation Date is postponed, the relevant Call Settlement Date and Coupon Payment Date (other than the Maturity Date) will be the second business day after the Observation Date as postponed.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in each Security offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you your initial investment plus the applicable Contingent Coupon otherwise due on the Maturity Date. However, if the Securities are not automatically called on any Observation Date and the Final Price is less than the Trigger Price, you will be fully exposed to any negative Underlying Return, resulting in a loss of your initial investment that is proportionate to the decline in the Final Price as compared to the Initial Price. Accordingly, you could lose your entire initial investment.

♦
Your Potential Return on the Securities Is Limited to the Face Amount Plus Any Contingent Coupons and You Will Not Participate in Any Appreciation in the Price of the Underlying — The Securities will not pay more than the Face Amount plus any Contingent Coupons payable over the term of the Securities. Therefore, your potential return on the Securities will be limited to the Contingent Coupon Rate, but the total return will vary based on the number of Observation Dates on which the requirement for a Contingent Coupon has been met prior to maturity or an automatic call. If the Securities are automatically called, you will not participate in any appreciation in the price of the Underlying and you will not receive any Contingent Coupons in respect of any Observation Date after the applicable Call Settlement Date. If the Securities are automatically called on the First Autocall Observation Date (after one year following the Trade Date), the total return on the Securities will be minimal. If the Securities are not automatically called, you may be subject to the full downside performance of the Underlying even though you were not able to participate in any of the Underlying’s potential appreciation.

♦
You May Not Receive Any Contingent Coupons — Deutsche Bank AG will not necessarily make periodic coupon payments on the Securities.  If the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier, Deutsche Bank AG will not pay you the Contingent Coupon applicable to such Observation Date.  If the Closing Price of the Underlying is less than the Coupon Barrier on each of the Observation Dates, Deutsche Bank AG will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Securities.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Underlying is above the Trigger Price.

♦
Higher Contingent Coupon Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Closing Price of the Underlying could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for the Securities. However, while the Contingent Coupon Rate is a fixed amount, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are called early, the holding period over which you would receive any applicable Contingent Coupon, which is based on the relevant Contingent Coupon Rate as specified on the cover hereof, could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call or any repayment of your initial investment provided at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying — The return on your Securities may not reflect the return you would realize if you invested directly in the Underlying. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the Underlying would have. Further, you will not participate in any potential appreciation of the Underlying, which could be significant.

♦
Single Stock Risk — Each Security is linked to the common stock or American depositary shares of a single Underlying. The price of each Underlying can rise or fall sharply due to factors specific to such Underlying and its issuer (the “Underlying Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Underlying Issuer with the SEC.

♦
If the Price of the Underlying Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the Underlying. Changes in the market price of the Underlying may not result in a comparable change in the value of your Securities.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the relevant Stock Adjustment Factor, which will initially be set at 1.0, and the Payment at Maturity in the case of certain corporate events affecting the Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the relevant Stock Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦
Fluctuations in Exchange Rates May Affect Your Investment — The Underlying for one offering of Securities is the American depositary shares of Vodafone Group Public Limited Company. There are significant risks related to an investment linked to an American depositary share (“ADS”) (as evidenced by American depositary receipts), which is quoted and traded in U.S. dollars, representing an equity security that is quoted and traded in a foreign currency. An ADS, which is quoted and traded in U.S. dollars, may trade differently from its underlying equity security. In recent years, the rates of exchange between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Securities. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of the underlying equity security on non-U.S. securities markets and, as a result, may affect the market price of the ADSs to which the Securities are linked, which may consequently affect the value of the Securities.

♦
There Are Risks Associated With Investments in Notes Linked to the Value of Equity Securities Issued by a Non-U.S. Company — Vodafone Group Public Limited Company is incorporated outside of the U.S. There are risks associated with investments in securities linked to the value of equity securities issued by a non-U.S. company. Because the Securities linked to Vodafone Group Public Limited Company are ADSs, the Securities are subject to the risks associated with the non-U.S. securities markets where the ordinary shares of Vodafone Group Public Limited Company are traded. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the value of the ADS and the value of your Securities. Furthermore, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the price of equity securities issued by a non-U.S. company may be adversely affected by political, economic, financial and social factors that may be unique to the particular country in which the non-U.S. company is incorporated. These factors include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
There are Important Differences Between the Rights of Holders of ADSs and the Rights of Holders of the Ordinary Shares of a Foreign Company — You should be aware that one of the Underlyings is the ADSs of Vodafone Group Public Limited Company and not the ordinary shares represented by the ADSs, and there exist important differences between the rights of holders of ADSs and the rights of holders of the corresponding ordinary shares. Each ADS is a security evidenced by American depositary receipts that represents a certain number of ordinary shares of a foreign company. Generally, ADSs are issued under a deposit agreement which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADSs, which may be different from the rights of holders of ordinary shares of the foreign issuer. For example, the foreign issuer may make distributions in respect of its ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of ADSs and holders of the corresponding ordinary shares may be significant and may materially and adversely affect the value of the Securities linked to such ADSs.

♦
There Is No Affiliation Between the Underlying Issuers and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by Such Underlying Issuers — We are not affiliated with the Underlying Issuers. However, we and our affiliates may currently or from time to time in the future engage in business with the Underlying Issuers. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any information about the Underlyings and the Underlying Issuers. You, as an investor in the Securities, should make your own investigation into the Underlyings and the Underlying Issuers. None of the Underlying Issuers is involved in the Securities offered hereby in any way and none of them has any obligation of any sort with respect to your Securities. None of the Underlying Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical closing prices of the relevant Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately eight months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the time remaining to maturity of the Securities;

♦	the market price and dividend rates of the Underlying and the stock market generally;

♦	the real and anticipated results of operations of the Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying Issuer;

♦	the exchange rate between the U.S. dollar and the currency the ordinary shares underlying the ADSs of Vodafone Group Public Limited Company are traded in;

♦	interest rates and yields in the market generally and in the markets of the Underlying;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or its Affiliates, in the Equity and Equity Derivative Markets May Affect the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We, Our Affiliates or Our Agents, or UBS AG or its Affiliates, May Publish Research, Express Opinions or Provide Recommendations that Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Stock Price of the Underlying and the Value of the Securities — We, our affiliates or our agents, or UBS AG or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying to which the Securities are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, may adversely affect the market price of the Underlying and therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Issuer, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Final Price of the Underlying and payment at maturity or upon an automatic call based on the Closing Price of the Underlying in the market.  The calculation agent can postpone the determination of the Closing Price of the Underlying if a market disruption event occurs on any of the Observation Dates.  Deutsche Bank AG has determined the Issuer’s estimated value of the Securities on the Trade Date and will determine the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions.  In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
There Is Substantial Uncertainty Regarding the U.S. Federal Income Tax Consequences of an Investment in the Securities —  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described below under “What Are the Tax Consequences of an Investment in the Securities?” If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity
The following table and hypothetical examples below illustrate the payment upon an automatic call or at maturity for a hypothetical range of performances for an Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying relative to its Initial Price. We cannot predict the Final Price or the Closing Price of any Underlying on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of any Underlying. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the payment at maturity or upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately 5 years, subject to an automatic call
Hypothetical Initial Price*:	$40.00
Hypothetical Trigger Price*:	$28.00 (70.00% of the Hypothetical Initial Price)
Hypothetical Coupon Barrier*:	$28.00 (70.00% of the Hypothetical Initial Price)
Hypothetical Contingent Coupon Rate*:	8.00% per annum (or 0.6667% per month)
Hypothetical Contingent Coupon*:	$0.0667 per month
Observation Dates:	Monthly (callable after 1 year)

*
Based on a hypothetical Contingent Coupon Rate of 8.00% per annum. The actual Initial Price, Contingent Coupon Rate, Contingent Coupon, Coupon Barrier and Trigger Price for each Security are set forth on the cover of this pricing supplement and in “Final Terms.” If the actual Contingent Coupon Rate is less than the hypothetical Contingent Coupon Rate, the actual Contingent Coupon payments and return on your Securities at maturity will be less than the amounts shown in the examples below.

Example 1 — The Securities are called on the First Autocall Observation Date.

Date	Closing Price	Payment (per Security)
First Observation Date	$50 (greater than Initial Price)	$0.0667 (Contingent Coupon — Not Callable)
Second Observation Date	$30 (greater than Coupon Barrier)	$0.0667 (Contingent Coupon)
Third to Eleventh Observation Dates	Various (greater than Coupon Barrier)	$0.6003 (Contingent Coupons)
Twelfth Observation Date (First Autocall Observation Date)	$50 (greater than Initial Price)	$10.0667 (Face Amount plus Contingent Coupon)
	Total Payment:	$10.80 (8.00% return)

If on the First Autocall Observation Date (the twelfth Observation Date) the Closing Price is $50.00, because the Closing Price is greater than the Initial Price of $40.00, the Securities will be automatically called. Deutsche Bank AG will pay you on the applicable Call Settlement Date a total of $10.0667 per Security, reflecting the Face Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.7337 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you a total of $10.80 per Security, representing a 8.00% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — The Securities are NOT automatically called and the Final Price of the Underlying is greater than or equal to the Trigger Price and Coupon Barrier.

Date	Closing Price	Payment (per Security)
First Observation Date	$30 (greater than Coupon Barrier)	$0.0667 (Contingent Coupon)
Second Observation Date	$25 (less than Coupon Barrier)	$0.00
Third Observation Date	$25 (less than Coupon Barrier)	$0.00
Fourth to Fifty-Ninth Observation Dates	Various (all less than Coupon Barrier)	$0.00
Final Observation Date	$30 (greater than both Trigger Price and Coupon Barrier; less than Initial Price)	$10.0667 (Payment at Maturity)
	Total Payment:	$10.13 (1.30% return)

Deutsche Bank AG will pay you at maturity a total of $10.0667 per Security, reflecting the Face Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.0667 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you a total of approximately $10.13 per Security, representing a 1.30% total return on the Securities over five years.

Example 3 — The Securities are NOT called and the Final Price of the Underlying is less than the Trigger Price and the Coupon Barrier.

Date	Closing Price	Payment (per Security)
First Observation Date	$30 (greater than Coupon Barrier)	$0.0667 (Contingent Coupon)
Second Observation Date	$30 (greater than Coupon Barrier)	$0.0667 (Contingent Coupon)
Third Observation Date	$29 (greater than Coupon Barrier)	$0.0667 (Contingent Coupon)
Fourth to Fifty-Ninth Observation Dates	Various (all less than Coupon Barrier)	$0.00
Final Observation Date	$20 (less than both Trigger Price and Coupon Barrier)	$10.00 + [$10.00 × Underlying Return] = $10.00 + [$10.00 × -50%] = $5.00 (Payment at Maturity)
	Total Payment:	$5.20 (-48.00% return)

Since the Securities are not called and the Final Price of the Underlying is below the Trigger Price and the Coupon Barrier, Deutsche Bank AG will pay you at maturity $5.00 per Security. When added to the Contingent Coupon payments of $0.2001 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you $5.20 per Security, representing a loss on the Securities of 48.00%.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, your initial investment will be fully exposed to any negative Underlying Return, resulting in a loss on the Face Amount that is proportionate to the decline in the Final Price as compared to the Initial Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any payment of Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer.

Information about the Underlyings
All disclosures contained in this pricing supplement regarding each Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or independently verified, such information about any Underlying contained in this pricing supplement. You should make your own investigation into each Underlying.

Included on the following pages is a brief description of each Underlying Issuer. We obtained the historical closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Underlyings as an indication of future performance. Each of the Underlyings is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by each Underlying Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by each Underlying Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Microsoft Corporation

According to publicly available information, Microsoft Corporation develops, licenses and supports a range of software products and services, by designing and selling hardware devices, and by delivering online advertising. Information filed by Microsoft Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-14278, or its CIK Code: 0000789019. The common stock of Microsoft Corporation is traded on the NASDAQ Stock Market under the symbol “MSFT.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Microsoft Corporation, based on daily closing prices on the primary exchange for Microsoft Corporation, as reported by Bloomberg. The closing price of Microsoft Corporation’s common stock on March 7, 2014 was $37.90.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2009	3/31/2009	$20.76	$15.15	$18.37
4/1/2009	6/30/2009	$24.07	$18.61	$23.77
7/1/2009	9/30/2009	$25.94	$22.39	$25.89
10/1/2009	12/31/2009	$31.37	$24.64	$30.49
1/1/2010	3/31/2010	$31.10	$27.72	$29.27
4/1/2010	6/30/2010	$31.39	$23.01	$23.01
7/1/2010	9/30/2010	$26.33	$23.16	$24.49
10/1/2010	12/31/2010	$28.30	$23.91	$27.92
1/1/2011	3/31/2011	$28.83	$24.78	$25.36
4/1/2011	6/30/2011	$26.72	$23.69	$26.00
7/1/2011	9/30/2011	$28.07	$23.98	$24.89
10/1/2011	12/31/2011	$27.31	$24.30	$25.96
1/1/2012	3/31/2012	$32.85	$26.83	$32.25
4/1/2012	6/30/2012	$32.42	$28.45	$30.59
7/1/2012	9/30/2012	$31.46	$28.63	$29.78
10/1/2012	12/31/2012	$30.01	$26.34	$26.73
1/1/2013	3/31/2013	$28.61	$26.46	$28.61
4/1/2013	6/30/2013	$35.67	$28.56	$34.53
7/1/2013	9/30/2013	$36.25	$31.16	$33.31
10/1/2013	12/31/2013	$38.94	$33.01	$37.43
1/1/2014	3/7/2014*	$38.41	$34.99	$37.90

*
As of the date of this pricing supplement, available information for the first calendar quarter of 2014 includes data for the period through March 7, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the common stock of Microsoft Corporation from March 7, 2009 through March 7, 2014, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows the Coupon Barrier and Trigger Price of $26.53, equal to 70.00% of $37.90, which was the closing price of Microsoft Corporation’s common stock on March 7, 2014. Past performance of the Underlying is not indicative of the future performance of the Underlying.

NetApp, Inc.

According to publicly available information, NetApp, Inc. provides IT storage systems and data management solutions. Information filed by NetApp, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-27130, or its CIK Code: 0001002047. The common stock of NetApp, Inc. is traded on the NASDAQ Stock Market under the symbol “NTAP.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of NetApp, Inc., based on daily closing prices on the primary exchange for NetApp, Inc., as reported by Bloomberg. The closing price of NetApp, Inc.’s common stock on March 7, 2014 was $37.90.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2009	3/31/2009	$16.40	$12.52	$14.84
4/1/2009	6/30/2009	$20.69	$14.97	$19.72
7/1/2009	9/30/2009	$26.68	$18.09	$26.68
10/1/2009	12/31/2009	$34.54	$25.89	$34.39
1/1/2010	3/31/2010	$34.19	$29.13	$32.56
4/1/2010	6/30/2010	$41.78	$31.48	$37.31
7/1/2010	9/30/2010	$51.00	$37.12	$49.79
10/1/2010	12/31/2010	$56.90	$47.70	$54.96
1/1/2011	3/31/2011	$60.60	$46.38	$48.18
4/1/2011	6/30/2011	$55.33	$45.70	$52.78
7/1/2011	9/30/2011	$54.30	$33.94	$33.94
10/1/2011	12/31/2011	$43.94	$33.64	$36.27
1/1/2012	3/31/2012	$46.33	$33.73	$44.77
4/1/2012	6/30/2012	$45.47	$28.61	$31.82
7/1/2012	9/30/2012	$36.26	$28.37	$32.88
10/1/2012	12/31/2012	$34.29	$26.33	$33.55
1/1/2013	3/31/2013	$36.55	$32.21	$34.16
4/1/2013	6/30/2013	$39.39	$33.00	$37.78
7/1/2013	9/30/2013	$44.32	$37.84	$42.62
10/1/2013	12/31/2013	$43.05	$38.51	$41.14
1/1/2014	3/7/2014*	$45.85	$37.90	$37.90

*
As of the date of this pricing supplement, available information for the first calendar quarter of 2014 includes data for the period through March 7, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the common stock of NetApp, Inc. from March 7, 2009 through March 7, 2014, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows the Coupon Barrier and Trigger Price of $25.35, equal to 66.89% of $37.90, which was the closing price of NetApp, Inc.’s common stock on March 7, 2014. Past performance of the Underlying is not indicative of the future performance of the Underlying.

Vodafone Group Public Limited Company

According to publicly available information, Vodafone Group Public Limited Company provides communications services. Information filed by Vodafone Group Public Limited Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10086, or its CIK Code: 0000839923. The American depositary shares of Vodafone Group Public Limited Company are traded on the NASDAQ Global Select Market under the symbol “VOD.” Each ADS represents ten ordinary shares, par value $0.11 3/7 per share. The ordinary shares of Vodafone Group Public Limited Company are traded on the London Stock Exchange.

Historical Information

The following table sets forth the quarterly high and low closing prices for the American depositary shares of Vodafone Group Public Limited Company, based on daily closing prices on the primary exchange for Vodafone Group Public Limited Company, as reported by Bloomberg. The closing price of Vodafone Group Public Limited Company’s American depositary shares on March 7, 2014 was $39.93.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2009	3/31/2009	$27.33	$19.33	$21.76
4/1/2009	6/30/2009	$24.97	$22.41	$24.34
7/1/2009	9/30/2009	$29.40	$23.11	$28.10
10/1/2009	12/31/2009	$29.95	$26.66	$28.84
1/1/2010	3/31/2010	$29.11	$26.80	$29.11
4/1/2010	6/30/2010	$29.59	$23.33	$25.82
7/1/2010	9/30/2010	$32.18	$26.19	$30.99
10/1/2010	12/31/2010	$35.61	$31.30	$33.02
1/1/2011	3/31/2011	$37.06	$32.98	$35.91
4/1/2011	6/30/2011	$36.71	$32.16	$33.37
7/1/2011	9/30/2011	$35.23	$30.70	$32.05
10/1/2011	12/31/2011	$36.31	$32.01	$35.01
1/1/2012	3/31/2012	$35.28	$32.80	$34.56
4/1/2012	6/30/2012	$35.36	$32.60	$35.19
7/1/2012	9/30/2012	$37.56	$34.42	$35.59
10/1/2012	12/31/2012	$36.39	$31.24	$31.46
1/1/2013	3/31/2013	$35.77	$30.66	$35.47
4/1/2013	6/30/2013	$38.25	$34.06	$35.90
7/1/2013	9/30/2013	$43.94	$35.79	$43.94
10/1/2013	12/31/2013	$49.10	$43.01	$49.10
1/1/2014	3/7/2014*	$49.00	$39.93	$39.93

*
As of the date of this pricing supplement, available information for the first calendar quarter of 2014 includes data for the period through March 7, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the American depositary shares of Vodafone Group Public Limited Company from March 7, 2009 through March 7, 2014, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows the Coupon Barrier and Trigger Price of $27.95, equal to 70.00% of $39.93, which was the closing price of Vodafone Group Public Limited Company’s American depositary shares on March 7, 2014. Past performance of the Underlying is not indicative of the future performance of the Underlying.

What Are the Tax Consequences of an Investment in the Securities?
Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the Securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your Securities.  If this treatment is respected, you generally should recognize capital gain or loss on the taxable disposition (including retirement) of your Securities, which should be long-term capital gain or loss if you have held the Securities for more than one year.  However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.25 per $10.00 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for these offerings will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in these offerings of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the Securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.